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[NETSCAPE LOGO]
                         NETSCAPE COMMUNICATIONS CORPORATION
                       U.S. ENGLISH-LANGUAGE NET SEARCH PROGRAM
                         PREMIER PROVIDER SERVICES AGREEMENT

      OBJECTIVE: To direct users of a Netscape client software Internet browser product (including the Netscape Navigator 2.x and subsequent versions of Netscape client software) ("BROWSER") to U.S. English-language Internet search and directory services.

TERMS AND CONDITIONS:
1. PREMIER PROVIDER. The entity ("PREMIER PROVIDER") named on the signature page to this agreement ("AGREEMENT") is a premier search and directory service for the U.S. English-language HTML page accessible by the public via the Internet at the Universal Resource Locator ("URL") http://home.netscape.com/home/internet-search., or such other URL as Netscape may designate from time to time in writing (the "PAGE"). The Page is part of the collection of U.S. English-language HTML documents accessible by the public via the Internet at the URL http://home.netscape.com and/or at such other URL or URL's as Netscape may designate ("NETSCAPE'S U.S. ENGLISH-LANGUAGE WEB SITE"). The Page may also be accessed by users of the Netscape-distributed English-language version of the Browser by pressing or "clicking" on the Net Search Button, by visiting the Page by way of a bookmark pre-loaded in certain versions of the Browser toolbar as described herein, or such other methods may specify from time to time provided that the end users are being directed for the primary purpose of searching the Internet. Notwithstanding the foregoing, Netscape reserves the right to determine other means whereby users may access pages which provide Internet search and directory services on Netscape's U.S. English-language Web Site including, but not limited to, through the use of mirror sites and pointers based on a user's IP address, and which pages are separate and distinct from the Page described in this Agreement.

2. PREMIER PERIOD. Netscape will maintain the Premier Graphic, as defined below, on the Page for the following one-year period ("PREMIER PERIOD"):

          From:  May 1, 1997

          Until:  April 30, 1998

3.  SERVICES PROVIDED BY NETSCAPE.

    3.1. PREMIER GRAPHIC. The Premier Provider will supply Netscape with HTML and/or GIF files, or files of such other format as may be designated from time to time in writing by Netscape, which conform to the specifications in Exhibit A ("PREMIER GRAPHIC") which Netscape will place on the Page during the Premier Period. Premier Provider shall retain all right, title and interest in and to the Premier Graphic (including the copyright ownership thereof), and Premier Provider hereby grants Netscape a royalty-free worldwide license, without payment or other charge therefor, to use, display, perform, reproduce and distribute the Premier Graphic, and such other licenses with respect to the Premier Graphic necessary to fulfill the intention of

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this Agreement.  The Premier Graphic shall contain a functional search field and, if available, directory tree. The specifications of the Premier Graphic and its placement on the Page are set forth on Exhibit A hereto, and Premier Provider's compliance with the content as well as the technical, visual and functional specifications set forth in Exhibit A are a material obligation of Premier Provider under this Agreement. Netscape may, upon notice to Premier Provider, revise Exhibit A, provided that the Premier Graphics for each of the participants in this U.S. English-language Net Search Program -- Premier Provider shall remain the largest and most prominent category of search graphics on the Page.

    3.2. STACK. Netscape will produce the Page as set forth on Exhibit A. The Premier Graphic of each of the services appearing in the Premier Provider category will appear to be overlapped in a stack (the "STACK"). A Premier Graphic will be accessible by the end user by pressing or "clicking" on a tab for the relevant Premier Provider's service. Netscape will produce the Page such that when an end user presses or "clicks" on hypertext links ("PREMIER LINKS") placed by Premier Provider on the Premier Graphic, the end user's Browser will access Premier Provider's applicable HTML pages located at the applicable URL's ("PREMIER URL'S") for such pages on the collection of English-language HTML documents Premier Provider maintains as its primary web site whose home page is located at the URL http://www.yahoo.com ("PREMIER PROVIDER'S WEB SITE").

    3.3. ROTATION. Netscape will rotate the display of Premier Graphics which will appear on the top of the Stack when the Page is served to an end user who has not selected a Premier Graphic as a default, as described in Section 3.4. Subject to the provisions of Section 3.4, Premier Provider's Premier Graphic will appear on the top of the Stack [XXXX] of the time in which the Page is served up to end users who have not selected a particular Premier Graphic or selected a default Premier Graphic when accessing the Page. Premier Provider acknowledges that the above-stated rotation percentage is an annualized target. Netscape shall use reasonable commercial efforts to serve up the Premier Graphic at such rotation frequency with a variance of [XXXX] throughout the Premier Period. Netscape shall use reasonable commercial efforts to adjust the rotation percentage so that Premier Provider's Premier Graphic receives this level of rotated Exposures on a [XXXX].

    3.4. END USER DEFAULT. Netscape shall produce the Page such that the end user may select which Premier Graphic, or the Premier Graphic provided by certain marquee providers participating in the net search program, the end user would prefer to have served on the top of the Stack. If an end user selects a default Premier Graphic, the Premier Graphic selected by the end user will be served on top of the Stack when that end user accesses the Page. If an end user has elected to have a particular Premier Graphic appear on top of the Stack on a default basis, the other Premier Graphics will not appear on the top of the Stack unless selected by the end user.


    3.5. ALPHABETICAL LISTING. Premier Provider will supply Netscape with text describing Premier Provider's search ("Alphabetical Text"), which shall be no more than fifty (50) words in length and which Alphabetical Text Netscape may edit in Netscape's sole discretion. (The Alphabetical Text together with Premier Provider's name are collectively referred to herein as the "ALPHABETICAL LISTING"). During the Premier Period, Netscape will place the Alphabetical Listing on an HTML page linked to the Page and which linked HTML page lists Internet search services (the "ALPHA PAGE"). Netscape will produce the Alpha Page such that when an end user presses or clicks on a link ("ALPHABETICAL LINK") embedded in the Alphabetical Listing, the end user's Browser will access Premier Provider's applicable HTML page located at the applicable URL for such page on Premier Provider's Web Site ("ALPHABETICAL URL"). Premier Provider hereby grants Netscape a worldwide license to use, display, perform, reproduce and distribute the Alphabetical Listing, Alphabetical Link and Alphabetical URL and such other licenses with respect to the Alphabetical Listing, Alphabetical Link and Alphabetical URL necessary to fulfill the intention of this Agreement.

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    3.6. PAGE SPECIFICATIONS.  The specifications of the Premier Graphic, the
Stack, the Alphabetical Listing and their placement on the Page and Alpha Page are set forth on Exhibit A hereto; provided however, that Netscape may, within reasonable limits and upon notice to Premier Provider, (i) change the location of the Stack on the Page, the Premier Graphic or the Alphabetical Listing on the Page or Alpha Page, (ii) redesign or reconfigure the Stack, the Page, the Alpha Page, Netscape's U.S. English-language Web Site, and/or the manner in which an end user interacts with any of the pages of Netscape's U.S. English-language Web Site, or (iii) revise Exhibit A, and Premier Provider shall promptly, and in any event, within no more than thirty (30) days following receipt of the notice, supply Netscape with a revised Premier Graphic and Alphabetical Listing which conform to the specifications of the revised Exhibit A. In the event that Netscape revises Exhibit A and Premier Provider must supply conforming materials, such conforming materials shall be received by Netscape and fully functional within five (5) days (excluding holidays) prior to the revised Premier Graphic, Stack or Alphabetical Listing being posted on Netscape's U.S. English-language Web Site. If Netscape has not received such revised and conforming materials within such five (5) day time period described above, or if the materials supplied by Premier Provider do not function in accordance with the specifications set by Netscape, then Netscape shall either (i) post previous versions of Premier Provider's supplied materials, or (ii) make such changes as necessary to bring the materials into conformity with the new specifications, until such time as the specifications of Exhibit A are again revised. The schedule of planned updates for the Page are set forth in Exhibit E, as such Exhibit E may be revised from time to time.

    3.7. UPDATE OF PREMIER GRAPHIC. Premier Provider may elect to revise or update its Premier Graphic, provided that such Premier Graphic complies with the specifications of Exhibit A. Netscape shall provide Premier Provider with a schedule of material due dates and planned Page updates.

    3.8. EMERGENCY ENGINEERING SUPPORT. Netscape will provide, free of charge, up to one (1) hour per month of emergency engineering support services time to help Premier Provider service any newly revised Premier Graphic so that the Premier Graphic complies with the new specifications. Netscape will use reasonable commercial efforts promptly to remedy any material malfunctioning of the tabbing mechanism for the Premier Graphics, any material misplacement of the Alphabetical Listing or any material malfunctioning of the Premier Links or Alphabetical Link under the control of Netscape, provided Premier Provider will fully cooperate with Netscape to remedy any such material malfunctioning or misplacement, and provided further that Netscape shall not incur liability for any failure to remedy such material malfunctioning or misplacement if such remedy is not within the reasonable control of Netscape. Premier Provider may report malfunctions to Netscape at the email address srchprod@netscape.com. Notwithstanding the foregoing, Netscape has no obligation to perform services in connection with malfunctions resulting from software not supplied by Netscape.

4.  ADDITIONAL PREMIER PROVIDER BENEFITS.

    4.1. ADVERTISING SERVICES. Netscape will make available, on a pro rata basis during the term of this Agreement, total advertising services valued at the level set forth in Section 7.1. During the Premier Period, Premier Provider may purchase additional advertising on Netscape's U.S. English-language Web Site for advertising that will run during the Premier Period for the service of Premier Provider at a [XXXX] off Netscape's then standard rates for such advertising. Premier Provider shall execute Netscape's Sponsorship Agreement, a copy of which is attached as Exhibit C, with respect to postings of Premier Provider's advertisement ("PREMIER PROVIDER'S ADVERTISEMENT"). Premier Provider and Netscape shall mutually agree to the schedule and the placement of Premier Provider's Advertisement on Netscape's U.S. English-language Web Site. Premier Provider shall supply Netscape with the graphic files and other materials and information within the timeframes and as set forth in the specifications of the applicable Netscape

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advertising program and as reasonably requested by Netscape to produce the
Premier Provider's Advertisement. Premier Provider's Advertisement shall not contain any Internet search functionality as such Premier Provider's Advertisement is served to end users.

    4.2. LIMIT ON PREMIER PROVIDERS. Netscape shall limit the number of companies whose tabs appear on the Stack at any one time to a total of five (5) entities, including the "NameMe" provider.

    4.3. PRESET BOOKMARK. Netscape shall include a graphic HTML link to Premier Provider's URL ("PREMIER PROVIDER'S BOOKMARK") in the bookmark section of the Netscape Communicator client software versions 4.x. Premier Provider hereby acknowledges that Premier Provider's Bookmark, although preset in the shipping version of the Netscape Communicator 4.x distributed by Netscape, may be reconfigured, customized or deleted by an end user. Should a user upgrade their version of the Communicator, the bookmarks which the user has loaded at the time of the upgrade will be carried forward and installed as part of the upgraded Communicator software.

    4.4. INFOBLOCK. Premier Provider shall be accorded consideration for the possible inclusion of Premier Provider's service as a default "Infoblock", or similar opportunity, in Netscape's Constellation client software, subject to terms and conditions as Netscape may determine in its sole discretion.

5.  EXPOSURE GUARANTEE

    5.1. OCCURRENCE OF EXPOSURES. An exposure ("EXPOSURE") occurs upon the serving up to an end user of: (i) Premier Provider's Premier Graphic on the top of the Stack, (ii) Premier Provider's Web Site as a result of an end user clicking on a link (other than Premier Links) to Premier Provider's Web Site on Netscape's U.S. English-language Web Site, (iii) the page on Premier Provider's Web Site linked to Premier Provider's Bookmark (the "BOOKMARKED PAGE") in conjunction with the program described in this Agreement, or (iv) other Premier Provider content as a consequence of an end user accessing a promotional page on Netscape's U.S. English-language Web Site if the parties agree that such promotional page traffic shall constitute an Exposure. The parties acknowledge that an end user selecting Premier Provider's search service as a link off of an Internet navigational service co-branded by the parties shall be included in the definition of an Exposure. The Premier Graphic may be served on the top of the Stack to an end user by the following means: (i) the Premier Graphic appears as part of the Stack rotation, as described in Section 3.3, (ii) the Premier Graphic has been set as an end user's default selection, as described in Section 3.4, and (iii) an end user selects or clicks on the Premier Graphic tab in the Stack.

    5.2. MINIMUM GUARANTEED EXPOSURES. Netscape guarantees that the Premier Graphic and the Bookmarked Page shall receive no fewer than a combined total of [XXXX] (such number of Exposures being referred to as the "MINIMUM GUARANTEED EXPOSURES") during the Premier Period.

    5.3 MAKE-GOOD. If, at the end of the Premier Period, Premier Provider's content has not, in the aggregate, received total Exposures equal to or greater than the Minimum Guaranteed Exposures, and provided that Premier Provider has complied with its obligations hereunder, Netscape will: (i) continue to place the Premier Graphic on the Page as specified in Section 3 beyond the end of the Premier Period until such time as the Minimum Guaranteed Exposures have been achieved, or (ii) deliver to Premier Provider a program of equivalent value as a remedy for the shortfall in Exposures.


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6.  PREMIER PROVIDER OBLIGATIONS.  In addition to the other obligations set forth herein, Premier Provider shall:

    6.1. NETSCAPE NOW. Premier Provider shall display the "Netscape Now" button [XXXX], and use reasonable commercial efforts to include the following statement (or a statement designated by Netscape and generally used by Netscape as a successor to the following statement or in connection with any successor program to Netscape's Netscape Now program) next to the Netscape Now button: "This site is best viewed with Netscape Navigator 3.0. Download Netscape Now!" (or such higher non-beta version as is then available). Premier Provider will produce the page such that when an end user presses or clicks on the Netscape Now button (or such other button used in connection with any successor program to the Netscape Now program), the end user's Internet client software will access the applicable HTML page located at a URL supplied by Netscape. On any page on which the Netscape Now button, or a successor button, is displayed, the Netscape Now button shall be top-most and left-most, and equal in size and prominence than the virtual button or other graphic for any third party Internet client software or software provider other than dedicated function software in the appropriate
topical area (e.g., personal finance).    Premier Provider shall use reasonable
commercial efforts promptly to remedy any misplacement of the Netscape Now button on its home page or other pages or any malfunctioning of the button, provided Netscape will fully cooperate with Premier Provider to remedy any such misplacement or malfunctioning, and provided further that Premier Provider shall not incur liability for any failure to remedy such misplacement or malfunctioning if such remedy is not within the reasonable control of Premier Provider. In the event that Netscape replaces the Netscape Now program with a successor program, Netscape shall advise Premier Provider and Premier Provider shall produce the page to conform to such successor program, provided Premier Provider's obligations under such successor program shall not be materially increased. Netscape hereby grants Premier Provider a nonexclusive, nontransferable, nonassignable, nonsublicensable license to perform and display the Netscape Now button directly in connection with fulfilling the foregoing obligation. Premier Provider's use of the Netscape Now button shall be in accordance with Netscape's reasonable policies regarding advertising and trademark usage as established from time to time by Netscape, including the guidelines of the Netscape Now Program published on Netscape's U.S. English-language Web Site. Premier Provider acknowledges that the Netscape Now button is a proprietary logo of Netscape and contains Netscape's trademarks. In the event that Netscape determines that Premier Provider's use of the Netscape Now button is inconsistent with Netscape's quality standards, then Netscape shall have the right to suspend immediately such use of the Netscape Now button. Premier Provider understands and agrees that the use of the Netscape Now button in connection with this Agreement shall not create any right, title or interest in or to the use of the Netscape Now button or associated trademarks and that all such use and goodwill associated with the Netscape Now button and associated trademarks will inure to the benefit of Netscape. Premier Provider agrees not to register or use any trademark that is similar to the Netscape Now button. Premier Provider further agrees that it will not use the Netscape Now button in a misleading manner or otherwise in a manner that could tend to reflect adversely on Netscape or its products. If Premier

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Provider fails to honor the commitment set forth in this Section 6.1, Netscape be relieved of its obligations described in Section 5.3;

    6.2. SERVER SOFTWARE. [XXXX] of Netscape core Web server software product (currently comprised of Netscape Enterprise Server and Netscape FastTrack Server) to maintain Premier Provider's Web Site and, if requested, provide Netscape of evidence of such use. Netscape will provide Premier Provider with "Expert-Expert" product support, as described in Exhibit F, free of charge for any Netscape software deployed by Premier Provider in accordance with this obligation;

    6.3. SITE FEATURES. [XXXX] of HTML Frames, layers, dynamic HTML pages, Java, JavaScript or the then current client software technology (or subsequent features displayable by the Browser, within the beta testing period of the availability of such features) ("SITE FEATURES") for display with those Internet software clients capable of displaying the Site Features [XXXX] as the parties shall mutually agree. Netscape shall use reasonable commercial efforts to help Premier Provider implement changes in order to comply with new Site Features;

    6.4. MAILTO LINK. Include on the page served to an end user in conjunction with the results of the end user's search query a "mailto" link which users of Premier Provider's service can use to direct questions or help requests to Premier Provider. Netscape shall also include such a "mailto" link on the Page. Premier Provider will use reasonable efforts to reply promptly to any such question or help request;

    6.5. NO DISABLING. Not provide or implement any means or functionality which would (i) alter or modify, or enable end users to alter or modify, the Browser standard user interface or configuration, (ii) disable any functionality of the Browser or any other Internet browser software, or (iii) modify the functioning of pages served from Netscape's U.S. English-language Web Site. If Premier Provider fails to honor the commitment set forth in this
Section 6.5, Netscape be relieved of its obligations described in Section 5.3;
and

7.  PAYMENT TO NETSCAPE.

    7.1. PAYMENT. For the benefits and services provided by Netscape to Premier Provider for the one (1) year Premier Period, Premier Provider shall pay Netscape a total of $4,700,000 (the "PAYMENT") comprised of the following:

    Participation in the Net Search Program      $3,125,000

    Other fees, including: engineering services to create Premier
    Provider's Bookmark; inclusion of Premier Provider's Bookmark in Communicator 4.x; redesign of the Net Search Page; and advertising services on Netscape's U.S. English-language Web Site during the term of this Agreement. $1,575,000

    7.2  TIMING OF PAYMENT.  Premier Provider shall pay the Payment as follows:

         $1 million upon the execution of this Agreement;

         $1,400,000 on or prior to June 30, 1997 (less a credit of $400,000 to be applied against this portion of the Payment pursuant to
         Section 7.7);

         $1,000,000 on or prior to September 30, 1997 (less a credit of $400,000 to be applied against this portion of the Payment pursuant to
         Section 7.7);

         $1,000,000 on or prior to December 31, 1997 (less a credit of $400,000 to be applied against this portion of the Payment pursuant to
         Section 7.7); and


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         $300,000 on or prior to March 31, 1998 (all of which shall be a credit to be applied against this portion of the Payment pursuant to
         Section 7.7).

    7.3. OVERAGE PAYMENTS. If, during the Premier Period, the number of Premier Provider's Exposures exceeds the number of Minimum Guaranteed Exposures, Premier Provider shall remit to Netscape additional payments ("OVERAGE PAYMENTS") equal to seventeen dollars ($17.00) per One Thousand (1,000) Exposures received in excess of the Minimum Guaranteed Exposures, subject to the terms of Section 7.4. Netscape shall invoice Premier Provider on a quarterly basis for such Overage Payments, Premier Provider shall remit to Netscape eighty-eight percent (88%) of such Overage Payment (the "PAYABLE PORTION") within thirty (30) days of receipt of such invoice and Premier Provider shall immediately grant to Netscape a credit, for application against the cost of Netscape's participation in advertising programs on Premier Provider's Web Site in accordance with Section 7.7, equal to twelve percent (12%) of such Overage Payment (the "CREDIT PORTION"). Notwithstanding the foregoing, in calendar year 1997, cash payments by Premier Provider to Netscape hereunder shall not exceed Six Million Dollars ($6,000,000). Any payment amounts in excess of such amounts shall be paid to Netscape before March 31, 1998.

    7.4. PAYMENT CAP. Notwithstanding the foregoing, the total amount payable by Premier Provider to Netscape as described in this Section 7 shall not exceed Nine Million Dollars ($9,000,000) (the "PAYMENT CAP") including all amounts due under Section 7.1 and Section 7.3. If, at any time, Premier Provider's payments to Netscape, in the aggregate, approaches eighty percent (80%) of the Payment Cap, Netscape may, in its sole discretion, (1) modify the location of Premier Provider's tab on the Stack, (2) modify the location of Premier Provider's listing in the window that allows end users to select a default Premier Graphic as described in Section 3.4 (End User Default), or
(3) reduce the rotation percentage, as described in Section 3.3, down to zero percent (0%). In no event shall Premier Provider be removed from the display of tabs in the Stack.

    7.5. INTEREST. Any portion of the Payment or the Overage Payments which has not been paid to Netscape within the applicable time set forth above shall bear interest at the lesser of (I) one percent (1%) per month, or (ii) the maximum amount allowed by law.

    7.6. TAXES. All payments due hereunder are exclusive of any applicable taxes. Premier Provider shall be responsible for all applicable national, state and local taxes, value added or sales taxes, exchange, interest, banking, collection and other charges and levies and assessments pertaining to payments other than U.S. taxes based on Netscape's net income. If Premier Provider is required by law to make any deduction or to withhold from any sum payable to Netscape by Premier Provider hereunder, (I) Premier Provider shall effect such deduction or withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Netscape with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by Premier Provider upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Netscape receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Netscape would have received and retained in the absence of such required deduction or withholding.

    7.7. CREDIT AGAINST PAYMENT. Premier Provider shall provide Netscape with committed advertising inventory and services valued at One Million Five Hundred Thousand Dollars ($1,500,000) as such inventory and services are valued based on Premier Provider's advertising rate card, and Netscape will provide to Premier Provider a total credit of One Million Five Hundred Thousand Dollars ($1,500,000) to be applied against the Payment otherwise due under this Agreement as described in Section 7.2, as such credit is determined by the value of the advertising services Netscape receives from Premier Provider based on Premier Provider's advertising rate card. Such advertising inventory and services shall be mutually agreed upon by the parties including placement and available advertising key words or other value added targeting services.

8.  USAGE REPORTS.

    8.1. PROVIDE USAGE REPORTS. Netscape and Premier Provider will each provide the other, via email to the email address set forth below, with usage reports ("USAGE REPORTS") containing the information and in the format set forth in Exhibit B hereto. The Usage Reports shall cover each one-month time period of the Premier Period, and the parties shall use reasonable commercial efforts to deliver the Usage Reports within thirty (30) days following the end of each month. If, due to technical problems, a party is unable to provide any portion of a Usage Report in any given month, the previous month's Usage Report data will be substituted as a proxy for the unavailable data. The parties may, by mutual written agreement, alter the content and format of the Usage Reports. Once every quarter during the Premier Period, Netscape shall engage an independent auditor to audit the Usage Reports submitted to Premier Provider hereunder. During Netscape's normal business hours and at Premier Provider's expense,

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Premier Provider shall have the right to audit Netscape's Usage Reports during the Premier Period and for two months after the end of the Premier Period. If such audit shows that Premier Provider has overpaid at the end of the Premier Period, such overpayment shall be corrected by Premier Provider's presence on the Page being extended after the Premier Period for such time until Premier Provider has received the Exposures which are commensurate with the total amount, including credits, paid to Netscape hereunder.

    8.2. NO LIABILITY. NETSCAPE AND PREMIER PROVIDER WILL USE REASONABLE COMMERCIAL EFFORTS TO ENSURE THE TIMELY DELIVERY, ACCURACY AND COMPLETENESS OF THE USAGE REPORTS, BUT NEITHER PARTY WARRANTS THAT THE USAGE REPORTS WILL CONFORM TO ANY PUBLISHED NUMBERS AT ANY GIVEN TIME. NEITHER PARTY SHALL BE HELD LIABLE FOR ANY CLAIMS AS THEY RELATE TO UNAUDITED USAGE REPORTS.

9.  TERMINATION.
    9.1. TERMINATION ON BREACH. Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for fifteen (15) days following notice to the breaching party of the breach or as otherwise provided in Section 10.

    9.2. EFFECT OF TERMINATION. Except as specifically provided otherwise in this Agreement, upon termination of the Agreement, all rights and obligations hereunder shall cease and each party will promptly and at the direction of the other party, either return or destroy, and will not take or use, any items of any nature that belong to the other party and all items containing or related to Confidential Information of the other party with the exception of information contained in the Usage Reports. Notwithstanding the foregoing, if this Agreement is terminated by Premier Provider, or is terminated by Netscape because of a breach by Premier Provider, Premier Provider shall remain liable for the value of the payments which are due or, but for the breach, would otherwise become due and payable under the terms of this Agreement. The following provisions shall survive the expiration or termination of this Agreement for any reason: Section 7.6 (Taxes), Section 8.2 (No Liability),
Section 9.2 (Effect of Termination), Section 11 (Responsibility), Section 12 (Limitation of Liability), and Section 13 (General).

10. RIGHT TO REFUSE. Netscape will have the right to review the contents and format of the Premier Graphic, the Alphabetical Listing, the Bookmarked Page and Premier Provider's Advertisement. If Netscape, in its reasonable discretion, at any time determines that the Premier Graphic, the Alphabetical Listing, the Bookmarked Page or Premier Provider's Advertisement contains any material, or presents any material in a manner, that Netscape deems likely to lead to material injury, damage or liability to Netscape, Netscape will inform Premier Provider of the reason Netscape has made such determination and may (i) refuse to include the Premier Graphic or the Alphabetical Listing in the Page or Premier Provider's Advertisement on Netscape's U.S. English-language Web Site, and/or (ii) immediately terminate this Agreement if Premier Provider has not revised to Netscape's reasonable satisfaction the Premier Graphic, the Alphabetical Listing, the Bookmarked Page or Premier Provider's Advertisement within one (1) business day of written notice from Netscape; provided, however, that such determination shall not be based on competitive reasons not related to Netscape's core business. If Netscape, in its reasonable discretion, at any time determines that, within one (1) click away from the Net Search Program portion of Netscape's U.S. English-language Web Site (and not including search results), Premier Provider's Web Site contains any material, or presents any material in a manner, that Netscape deems inappropriate for any reason, Netscape may immediately terminate this Agreement if Premier Provider has not revised such material or presentation within seven (7) business days of written notice from Netscape. Netscape reserves the right to refuse to include in the Page any Premier Graphic, or any Alphabetical Listing in the Alpha Page, that does not


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completely conform to the specifications set forth in Exhibit A, and any Premier
Provider's Advertisement that does not completely conform to the specifications of the applicable advertising program.

11. RESPONSIBILITY. Premier Provider is solely responsible for any legal liability arising out of or relating to (I) the Premier Graphic, the Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisement, and/or (ii) any material to which users can link, within one (1) click away, through the Premier Graphic, the Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisement but not including search results. Premier Provider represents and warrants that it holds the necessary rights to permit the use of the Premier Graphic, the Alphabetical Listing, the Premier URL, the Alphabetical URL, the Premier Links, the Alphabetical Link, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisements by Netscape for the purpose of this Agreement; and that the permitted use, reproduction, distribution, or transmission of the Premier Graphic, the Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page, Premier Provider's Advertisements and any material to which users can link, within one (1) click away, through the Premier Graphic, Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisements will not violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity, or otherwise violate any applicable local, state, national or international law. Premier Provider agrees to indemnify Netscape and to hold Netscape harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by Netscape, arising out of or related to Premier Provider's breach of any of the foregoing representations and warranties. In connection with such indemnification, Netscape will (i) promptly notify Premier Provider in writing of any such claim and grant Premier Provider control of the defense and all related settlement negotiations, and (ii) cooperate with Premier Provider, at Premier Provider's expense, in defending or settling such claim; provided that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Netscape, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Netscape's written consent. In connection with any such claim, Netscape may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

12. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER (EXCEPT FOR DAMAGES OR ALLEGED DAMAGES ARISING UNDER SECTION 11) WHETHER IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY IS LIMITED TO AND SHALL NOT EXCEED THE PAYMENT DUE FROM PREMIER PROVIDER HEREUNDER.

13. GENERAL.

    13.1. GOVERNING LAW. This Agreement shall be subject to and governed in all respects by the statutes and laws of the State of California without regard to the conflicts of laws principles thereof. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all

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controversies in connection herewith, and each party hereby consents to such exclusive and personal jurisdiction and venue.

    13.2. ENTIRE AGREEMENT. The parties agree that by signing this Agreement, the Net Search Program - Premier Provider agreement between the parties dated March 15, 1996, as amended, (the "1996 Net Search Agreement") shall be terminated effective as of May 1, 1997, and any outstanding rights, duties or obligations between the parties as described in the 1996 Net Search Agreement shall be extinguished as of May 1, 1997. This Agreement shall be the sole recital of the rights, duties and obligations of the parties with respect to Netscape's U.S. English-language Web Site and Premier Provider participation in the Net Search Program and shall supersede and replace the U.S. English-language Net Search Program -- Premier Provider Services Agreement entered into between the parties on March 17, 1997. This Agreement, including the exhibits and attachments referenced on the signature page hereto, constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

    13.3.     ASSIGNMENT.  [XXXX].

    13.4. NOTICES. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be (I) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

    Premier Provider:                       Netscape:
    Yahoo, Inc.!                            Netscape Communications Corporation
    3400 Central Expressway, Ste. 201       501 East Middlefield Road
    Santa Clara, CA  95051                  Mountain View, CA 94043
    Fax:  (408) 731-3510                    Fax: (415) 528-4123
    Attn: General Counsel                   Attn: General Counsel

    13.5. CONFIDENTIALITY. All disclosures of proprietary and/or confidential information in connection with this Agreement as well as the contents of this Agreement shall be governed by the terms of the Mutual Confidential Disclosure Agreement either entered into previously by the parties or entered into concurrently with this Agreement, a copy of which is attached hereto as Exhibit D. The information contained in the Usage Reports provided by each party hereunder shall be deemed the Proprietary Information of the disclosing party. Notwithstanding the foregoing, Netscape may, in its sole discretion, make publicly available client software market share information contained in the Usage Reports submitted by Premier Provider, provided that Netscape shall not indicate that Premier Provider is the source of the information except as having participated in supplying a portion of aggregated data. Netscape shall provide Premier Provider with notice prior to using Premier Provider's name in connection with the release of any information received by Premier Provider in a Usage Report.

    13.6. FORCE MAJEURE. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

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    13.7.     WAIVER.  The waiver, express or implied, by either party of any breach of this Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

    13.8. HEADINGS. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

    13.9. INDEPENDENT CONTRACTORS. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

    13.10. SEVERABILITY. In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.

    13.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.


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The parties have duly executed this Agreement as of the later of the two (2)
dates set forth below.

PREMIER PROVIDER:                 NETSCAPE:

YAHOO, INC.!                      NETSCAPE COMMUNICATIONS CORPORATION

By: /s/ JEFFREY A. MALLETT        By: /s/ JENNIFER BAILEY
   ----------------------------      ------------------------------
Print Name:  Jeffrey A. Mallett   Print Name: Jennifer Bailey
           --------------------              ----------------------
Title:  Senior Vice President     Title: VP of Electronic Marketing
      -------------------------         ---------------------------
Date: 3/21/97                     Date: 3/21/97
     --------------------------        ----------------------------

Premier Provider Address:         Netscape Address:
3400 Central Expressway, Ste. 201 501 East Middlefield Road
Santa Clara, CA  95051            Mountain View, California  94043
USA                               USA
Attention:  General Counsel       Attention:  General Counsel
Facsimile:  (408) 731-3510        Facsimile:  _______________________
Email:  jplace@yahoo.com          Email:  ___________________________

Attached Exhibits:
              Exhibit A:          Specifications of the Page
              Exhibit B:          Usage Reports
              Exhibit C:          Form of Sponsorship Agreement
              Exhibit D:          Mutual Confidential Disclosure Agreement
              Exhibit E:          Schedule of Planned Updates
              Exhibit F:          Description of Expert-Expert Product Support


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                                      EXHIBIT A
                              SPECIFICATIONS OF THE PAGE
Site Samplers are available exclusively to Premier and "Marquee" Providers. As of May 1, 1997, Net Search will support Netscape Navigator versions 2 and 3 (both Macintosh and PC platforms), and Microsoft Internet Explorer 3.0 (PC only). (see Net Search Sampler Test Specification, External for complete list) All other browsers will be routed to a simple version of the page which encourages users to download a more current version of Netscape's browser. Netscape will spend up to one hour of engineering time and 1/2 hour of Quality Assurance time per sampler per week to integrate the site samplers into the Net Search page if available. If more engineering or QA time than is available becomes necessary to fix bugs discovered, or if the necessary changes to fix any bugs include changes to the appearance of the sampler, it will be returned for revision. The specifications are as follows:

- Size. All Premier Provider materials should be exactly 468 by 165 pixels. Design Site Samplers that include text and interactive forms for a default font size of 12 points. (Be aware, however, that text and forms may resize on your audience's browsers as they change their default font sizes.) Keep in mind that the < FONT SIZE= > tag is not implemented in early versions of web browsers.
     Site samplers will be measured by taking a screen shot on a system configured as follows: A PC running Windows 95, with the settings configured for small fonts, and an NEC MultiSync XV17+ (17 inch) monitor. The screen shot will be taken of Netscape Navigator Gold version 3.1, with the Proportional Font set at 12pt Times New Roman, and the Fixed Font set at 10pt Courier New. The measurement will be taken in Paintbrush.
     Netscape will provide "measurement services", if needed, for companies that don't have the specified platform configuration.
- HTML Quirks. We have found a few less-than-obvious quirks which cause some browsers to crash, which we thought would be helpful to pass on:
     1.   < FORM > tags must follow IMMEDIATELY AFTER your sampler's first
          < TABLE > tag.  Any variation of this whatsoever will cause a significant number of users to crash.
     2. Any empty < TD > tags should be separated by a carriage return. HTML should read as follows:
          < TD >
          < /TD >
          as opposed to
          < TD > < /TD >
     3. If text appears without any spacing between words (for instance, in a sentence as opposed to in a table), any text that falls closer than 50 pixels to the edge of the site sampler should be tested on a Unix machine. Often, this text will be cut off on that platform.
     4. Interleaving HTML tags will cause several browsers to crash. Tags should be ordered as follows:
     5.   < H3 > < FONT COLOR="#000055" > Text here < /FONT > < /H3 >

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          as opposed to
     6.   < H3 > < FONT COLOR="#000055" > Text here < /H3 > < /FONT >
- Tables. In order to maintain the robustness of the page, please do not include any more than one nested table, for a total of two tables per sampler. Any more than one nested table will cause crashes for a significant number of users. One simple table is ideal, as even one nested table may cause some implementation problems when integrated with the Net Search page. If you are nesting a table, please test carefully.
- Image maps. Only a client-side image map is necessary, since browsers which don't support client-side maps will not be directed to the main Net Search page.
- File sizes. To keep the user's load time low, we request that Premier Provider files not exceed 20K unless cleared by the Destinations production manager at email: destinationsprod@netscape.com.
- Animated GIFs. Due to the large number of users whose browsers do not support animated GIFs, and their typically large filesize, we are not implementing animated GIFs at this time.
- JavaScript. JavaScript tends to cause older browsers to behave unpredictably and in many cases crash, and there is delicate technology in place to implement the Site Sampler functionality. As a result, the implementation of Java Script in site samplers is not an option at this time.
- Delivery. Content providers should email files to Netscape at destinationsprod@netscape.com. If you are providing multiple files, you should place them in a folder labeled with the content provider's name.
     For the best possible results, deliver site samplers that are already integrated into a copy of the Net Search page.
- Filenames. It is important that filenames be in the following format: search_providername.fmt (for example, search_yoohoo.gif, search_yoohoo.htm). If there are two or more files of a certain format, filenames should be in the following format: search_providername#.fmt (for example, search_yoohoo1.gif, search_yoohoo2.gif). When you update your site sampler, continue to increment the number to help avoid caching issues.
- Format. All content providers need to provide HTML files that include the layout for their materials. All HTML should be uppercase. Please include the TARGET="_top" attribute in all HREF tags. Height and width tags need to be specified for all images. Graphics files should be in GIF format; all other formats should be cleared with the Destinations production manager at destinationsprod@netscape.com.
- Graphics. By limiting the number of individual graphics (server calls) in your Site Sampler, you will improve overall page performance and allow the page to load more quickly. Cropping as close as possible to the image, leaving no white space around them, will also allow the page to load more quickly. To minimize dithering and insure that the users across all platforms see what you expect them to see, we recommend use of the Netscape Color Palette.

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                                      EXHIBIT B
                                    USAGE REPORTS

          Sample report provided by Premier Provider to Netscape each month.

For the week of:  5/1/97 - 5/8/97

NSCP 4.x -   5%
     3.x -  40%
     2.x -   5%
     1.x -   2%
Total, basic  - 52%

NSCP Gold 3.x -   25%
Total, Gold  -  25%





Premier Provider shall also provide Netscape with audits from I/Pro, or audits from reputable third party Internet auditor, [XXXX].


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     Sample report provided by Netscape to Premier Provider each month.

For the month of May, 1997


           (1)        (2)         (3)           (4)           (5)
         Rotated    Default   Total First  User Selected     Total
        Exposures  Exposures   Exposures     Exposures     Exposures
                                   (1+2)                    (3+4)
May 1      1M         200K         1.2M         400K        1.6M
May 2     1.1M        210K        1.31M         500K        1.81M
May 3     1.2M        220K        1.42M         600K        2.02M
 . . .
 . . .
May 31    1.8M        280K         2.08M        800K        3.08M

Total



A running total of the Exposures will also be included.


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                                      EXHIBIT C

                            FORM OF SPONSORSHIP AGREEMENT









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                                      EXHIBIT D

                       MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT









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                                      EXHIBIT E

                             SCHEDULE OF PLANNED UPDATES


- Calendar: The following is the schedule for submitting materials for the Net Search program during the first two months of the Premier Period.

FINAL MATERIALS DUE:                              NET SEARCH PAGE GOES LIVE:
--------------------                              --------------------------
May 6, 1997                                       May 12, 1997
May 13, 1997                                      May 19, 1997
May 19, 1997 (please note this is a Monday)       May 22, 1997
May 27, 1997 (please note the 26th is a holiday)  June 2, 1997
June 3, 1997                                      June 9, 1997
June 10, 1997                                     June 16, 1997
June 17, 1997                                     June 23, 1997
June 24, 1997                                     June 30, 1997


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                                      EXHIBIT F

                     DESCRIPTION OF EXPERT-EXPERT PRODUCT SUPPORT

Designed for medium to large organizations
      Web businesses
      Internet service providers
      Large system integrators
      Large resellers

Mission-critical level of support for Netscape customers.
-    Priority escalation to expert-level technical support engineer
-    Includes support for complex fault isolation
-    Customers provide front-line (help-desk) support for their installed base
-    2 authorized customer contacts included
-    Unlimited incidents
-    24 x 7 (pager only after hours for P1 issues only)
-    Informational support on selected beta products
-    Technical support bulletins
-    Incident closure reports


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